                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
                            (RULE 13d-102)            --------------------------

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                  FILED PURSUANT TO RULE 13d-2(b)


                           (AMENDMENT NO. 2)*


                          HARVARD BIOSCIENCE, INC.
--------------------------------------------------------------------------------
                            (Name of Issuer)


                   COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                     (Title of Class of Securities)


                               416906 10 5
            --------------------------------------------------------
                             (CUSIP Number)

                           DECEMBER 31, 2002
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   /X/       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 416906 10 5                        13G                  Page 2 of 17


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Partners, L.P.
     04-3262868
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              1,597,641 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              1,597,641 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    1,597,641 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    5.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 416906 10 5                        13G                  Page 3 of 17


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Management, LLC
     04-3458587
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              1,597,641 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              1,597,641 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    1,597,641 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    5.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 416906 10 5                        13G                  Page 4 of 17


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Partners II, L.P.
     04-3263775
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              1,597,641 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              1,597,641 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    1,597,641 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    5.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 416906 10 5                        13G                  Page 5 of 17


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Management II, L.P.
     04-3262868
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              1,597,641 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              1,597,641 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    1,597,641 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    5.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 416906 10 5                        13G                  Page 6 of 17


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Management SBIC Corp.
     04-3262812
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Massachusetts
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              1,597,641 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              1,597,641 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    1,597,641 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    5.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    CO
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 416906 10 5                        13G                  Page 7 of 17


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Christopher W. Dick
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         3,500 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              1,597,641 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              3,500 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              1,597,641 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    1,601,141 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    5.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    IN
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 416906 10 5                        13G                  Page 8 of 17


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Christopher W. Lynch
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              1,597,641 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              1,597,641 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    1,597,641 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    5.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    IN
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 416906 10 5                        13G                  Page 9 of 17


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Frank M. Polestra
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         5,000 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              1,597,641 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              5,000 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              1,597,641 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    1,602,641 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    5.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    IN
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 416906 10 5                        13G                  Page 10 of 17


                                 SCHEDULE 13G

ITEM 1.
     (a)   Name of Issuer

           Harvard Bioscience, Inc.
           --------------------------------------------------------------------
     (b)   Address of Issuer's Principal Executive Offices

           84 October Hill Road, Holliston, Massachusetts 01746
           --------------------------------------------------------------------

ITEM 2.
     (a)   Names of Persons Filing

           (1)  Ascent Venture Partners, L.P.; (2)  Ascent Venture
           Management, LLC (the sole general partner of Ascent Venture Partners, L.P.); (3) Ascent Venture Partners II, L.P.; (4)
           Ascent Venture Management II, L.P. (the sole general partner of Ascent Venture Partners II, L.P.); (5) Ascent Management SBIC
           Corp. (the sole general partner of Ascent Venture Management II, L.P.); and (6) Christopher W. Dick, Christopher W. Lynch and
           Frank M. Polestra (the managing members of Ascent Venture Management, LLC, and the stockholders of Ascent Management SBIC Corporation).
           --------------------------------------------------------------------
     (b)   Address of Principal Business Office or, if None, Residence

           The address of the principal business office of each of Ascent Venture Partners, L.P.; Ascent Venture Management, LLC; Ascent Venture Partners II, L.P.; Ascent Venture Management II, L.P.; Ascent Management SBIC Corp.; Christopher W. Dick; Christopher W. Lynch and Frank M. Polestra is 255 State Street, 5th Floor,
           Boston, MA 02109.
           --------------------------------------------------------------------
     (c)   Citizenship

           Each of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P., and Ascent Venture Management II, L.P. is a limited partnership organized under the laws of the State of Delaware. Ascent Venture Management, LLC is a Delaware limited liability company. Ascent Management SBIC Corp. is a Massachusetts S-corporation. Each of Christopher W. Dick, Christopher W. Lynch and Frank M. Polestra is a United States citizen.
           --------------------------------------------------------------------
     (d)   Title of Class of Securities

           Common Stock, $.01 par value per share (the "Common Stock")
           --------------------------------------------------------------------
     (e)   CUSIP Number

           416906 10 5
           --------------------------------------------------------------------

CUSIP NO. 416906 10 5                        13G                  Page 11 of 17


ITEM 4.   OWNERSHIP

          (a)  Amount Beneficially Owned:

               As of December 31, 2002, Ascent Venture Partners, L.P. was the record holder of 287,254 shares of Common Stock (the "Ascent Shares"); Ascent Venture Partners II, L.P. was the record holder of 1,307,887 shares of Common Stock (the "Ascent II Shares"); Ascent Venture Management, LLC was the record holder of 2,500 shares of Common Stock (the "AVM Shares"); Christopher W. Dick was the record holder of 3,500 shares of Common Stock (the "C.W. Dick Shares"); and Frank M. Polestra was the record holder of 5,000 shares of Common Stock (the "Polestra Shares").

               By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, managing members and stockholders, as the case may be, each of Ascent Venture Partners, L.P. and Ascent Venture Partners II, L.P. may be deemed to beneficially own and share the power to direct the disposition and vote of the Ascent Shares, AVM Shares and Ascent II Shares for an aggregate of 1,597,641 shares (the "Record Shares").

               Each of Ascent Venture Management, LLC (as sole general partner of Ascent Venture Partners, L.P.), Ascent Venture Management II, L.P. (as sole general partner of Ascent Venture Partners II, L.P.) and Ascent Management SBIC Corp. (as sole general partner of Ascent Venture Management II, L.P.) may also be deemed to beneficially own the Record Shares.

               As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Christopher W. Dick may be deemed to beneficially own the Record Shares and the C.W. Dick Shares, for an aggregate of 1,601,141 shares.

               As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Christopher W. Lynch may be deemed to beneficially own the Record Shares.

               As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Frank M. Polestra may be deemed to beneficially own the Record Shares and the Polestra Shares, for an aggregate of 1,602,641 shares.

               Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, and except in the case of the shares that such reporting person owns beneficially as set forth above, of any shares of Common Stock of Harvard Bioscience,
               Inc.
           --------------------------------------------------------------------
          (b)  Percent of Class:

               Ascent Venture Partners, L.P.            5.3%
               Ascent Venture Management, LLC           5.3%
               Ascent Venture Partners II, L.P.         5.3%
               Ascent Venture Management II, L.P.       5.3%
               Ascent Management SBIC Corp.             5.3%
               Christopher W. Dick                      5.3%
               Christopher W. Lynch                     5.3%
               Frank M. Polestra                        5.3%

               The foregoing percentages are calculated based on the
               29,993,218 shares of Common Stock of Harvard Bioscience outstanding as of November 11, 2002 as reported in the
               Issuer's Form 10-Q filed with the SEC on November 14, 2002.
           --------------------------------------------------------------------

CUSIP NO. 416906 10 5                        13G                  Page 12 of 17



          (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote

                        Christopher W. Dick               3,500
                        Frank M. Polestra                 5,000

                        0 shares for each other reporting person
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                        1,597,641 shares for each reporting person
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                        Christopher W. Dick               3,500
                        Frank M. Polestra                 5,000

                        0 shares for each other reporting person
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                        1,597,641 shares for each reporting person
                  -------------------------------------------------------------

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G (AMENDMENT NO. 1) DATED AS OF FEBRUARY 11, 2002 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF HARVARD BIOSCIENCE, INC. REMAIN UNCHANGED.

CUSIP NO. 416906 10 5                        13G                  Page 13 of 17



                                    SIGNATURE

       After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Date:   February 11, 2003

ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.

By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Vice President

CUSIP NO. 416906 10 5                        13G                  Page 14 of 17



/s/ Christopher W. Dick
--------------------------------------------------
Christopher W. Dick


/s/ Christopher W. Lynch
--------------------------------------------------
Christopher W. Lynch


/s/ Frank M. Polestra
--------------------------------------------------
Frank M. Polestra

CUSIP NO. 416906 10 5                        13G                  Page 15 of 17


                                     Exhibit Index

EXHIBIT NO.                      DESCRIPTION                           PAGE NO.
-----------                      -----------                           --------

  1                        Agreement of Joint Filing                      16

CUSIP NO. 416906 10 5                        13G                  Page 16 of 17


                                                                       EXHIBIT 1


                            AGREEMENT OF JOINT FILING

       Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Harvard Bioscience, Inc.

        EXECUTED this 11th day of February, 2003.

ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.


By: /s/ Christopher W. Dick
   ----------------------------------------
    Christopher W. Dick, Vice President

CUSIP NO. 416906 10 5                        13G                  Page 17 of 17


/s/ Christopher W. Dick
--------------------------------------------------
Christopher W. Dick


/s/ Christopher W. Lynch
--------------------------------------------------
Christopher W. Lynch


/s/ Frank M. Polestra
--------------------------------------------------
Frank M. Polestra